SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2010

MATECH Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-53788	95-4622822
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

11661 San Vicente Boulevard, Suite 707, Los Angeles CA  90049
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code: (310) 208-5589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement.

Effective January 1, 2010, the Company was in default in the payment of principal and interest on a 10% secured convertible debenture in the sum of approximately $2.8 million due to Palisades LLC (“Palisades”) and Corporate Legal Services (“CLS”).  The Company and Palisades did not agree to an extension of the due date of the debenture beyond December 31, 2009 and have been unable to agree on the terms of an extension of the indebtedness.  The Company does not have a sufficient number of authorized shares of its common stock to issue for its current outstanding debentures.  Palisades has the right pursuant to the debenture to foreclose under the Uniform Commercial Code under the security pledged to Palisades as a result of a Security Agreement entered into between the Company and Palisades.  In addition to the sums due Palisades and CLS, Kreuzfeld Ltd. (“Kreuzfeld”), another secured debenture holder of the Company, is due the sum of approximately $3 million, inclusive of interest and has entered into a pari passu agreement with Palisades and CLS as to the foreclosure of assets owned by the Company.  Only July 9, 2020 the Company executed a surrender of collateral consent to strict foreclosure and release agreement (the “Agreement”) in favor of Palisades, CLS and Kreuzfeld.  All assets of the Company were turned over to Palisades, CLS and Kreuzfeld in partial satisfaction of the indebtedness.  Qualification of the partial satisfaction will be determined by an independent appraisal of the Company’s patents which will be binding upon all parties to the Agreement.

Additionally, as of March 26, 2010 Gem Advisors, Inc. (“Gem”) has obtained a judgment in the principal amount of $257,417.50 in the Superior Court for the State of California, County of Los Angeles, Central District (the “Court”) against the Company and Robert Bernstein, the Company’s former Co-Executive Chairman jointly and severally for defaulting in payments to Gem under a prior settlement agreement on record with the Court.  Thereafter a judgment lien was filed against the Company and Mr. Bernstein by Gem on April 12, 2010 whereby a lien was placed on all personal property to which a judgment lien may attach under Section 697.530 of the California Code of Civil Procedure.

On June 10, 2010 a judgment was entered by Stephen Forrest Beck (“Beck”) against the Company in Court for the amount of $1,750,000 as well as requiring the issuance of 29,822,922 shares of the Company’s Class A Common Stock with the sale of said shares by Beck to be credited against the $1,750,000 judgment.  The Company is also required under the Beck judgment to issue 1.78% of all outstanding Class A Common Stock issued by it on a monthly basis in restricted Class A Common Stock to Beck.  Additionally, the Company received a Memorandum of Cost in the amount of $15,374.21 in connection with the Beck judgment.

In light of the matters identified in this Current Report including floorless financings which occurred due to decisions made by the prior management and board of the Company, the Company has been unable to raise sufficient capital to address these problems.  In turn, the Company has suspended operations of its business as it does not have sufficient cash and/or other liquid assets to make payment of all of its operating expenses.

Item 2.03 – Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.02 above.

Item 2.04 – Triggering Events that Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off Balance Sheet Arrangement.

See Item 1.02 above.

Item 2.06 – Material Impairments.

See Item 1.02 above.

Item 3.01 – Notice of Relisting or Failure to Satisfy a Continued Listing Rule or Standard Transfer of Listing.

Effective April 16, 2010 the Company failed to timely file its Form 10-K Report with the Securities and Exchange Commission and as such the Company’s Common Stock which was quoted on the Over the Counter Bulletin Board (“OTCBB”) failed to meet the OTCBB eligibility requirements.  Thereafter the quotation of the Company’s Common Stock was removed from the OTCBB and is now quoted on the Pink Sheets under the symbol MTCH.

Item 5.02 – Departure of Directors or Certain Officers; Appointment of Certain Officers.

Effective March 11, 2010, Robert Bernstein, the Company’s co-chairman, resigned as a director of the Company.  The Company also terminated Mr. Bernstein as its Co-Chief Executive Officer, President and Chief Financial Officer on March 11, 2010.

Item 8.01 – Other Events.

On January 9, 2009 the Company received a comment letter from the Securities and Exchange Commission in connection with its registration statement that the Company filed on Form S-1 with the Commission on December 15, 2008 (the “Registration Statement”).  Thereafter the Company received a supplemental accounting comment letter from the Commission on January 14, 2009 related to its Registration Statement.  The Company elected to voluntarily withdraw its Registration Statement on August 25, 2009.  On September 17, 2009, the Company received a new comment letter from the Commission related to its 10-K Report for the fiscal year ended December 31, 2008 (the “10-K Report”).  The September 17, 2009 10-K comment letter also incorporated several comments contained in the previously issued January 2009 Commission comment letters related to the Registration Statement.  The Company has attempted to respond to the most recent Commission comment letter but due to a lack of cooperation from its prior auditors coupled with a failure of prior management to fully cooperate, the Company has been unable to complete the responses to the September 17, 2009 comment letter and amend its 10-K Report.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATECH Corp.

Date: July 19, 2010
	By:	/s/ Tony Cataldo
Tony Cataldo, Chief Executive
Officer and President